Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Virgin Galactic Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Virgin Galactic Holdings Inc.
	Debt	Debt securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)
	Equity	Common Stock (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)
Fees to Be Paid	Equity	Preferred Stock (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)
	Other	Depositary Shares (4)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)
	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)
	Other	Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	$ (2)
Fees Previously Paid	N/A	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—
_________________
(1)Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. An unspecified number of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices.
(2)Deferred in reliance upon Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.
(3)Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.